EXHIBIT 99.1

FARMHOUSE INC. SUBSIDIARY WINS SUIT AGAINST

OPERATING LOS ANGELES CANNABIS BUSINESS

NEWS PROVIDED BY

Farmhouse, Inc. (OTC:FMHS)

July 9, 2021, 7:20 AM ET

SAN FRANCISCO, July 9, 2021 /PRNewswire/ – Farmhouse, Inc. (OTC:FMHS) (the “Company”), a fully reporting technology company with multiple cannabis related divisions and IP, today announces it successfully enforced its subsidiary Farmhouse DTLA’s contract rights in an operating retail cannabis business in Los Angeles. After four years of litigation, a final Judgment was filed into the record in the Superior Court of California in the County of Los Angeles for Case number BC681251 on July 7, 2021. The filing is accessible online by entering Case Number BC681251 into the LA Court portal at <http://www.lacourt.org/website/FindaCase.aspx>.

The Judgment specifies that Farmhouse DTLA recovered its 49% equity interest in Los Angeles Farmers, Inc. plus its share of profits and proceeds from 2017 going forward and ongoing along with 10% prejudgment interest. Farmhouse was also awarded its costs for reimbursement.

Los Angeles Farmers Inc., formerly AHPS aka Absolute Herbal Pain Solutions, is a 25,000+ square foot fully operational and multi-licensed cannabis retail dispensary, grow, manufacturer and distributor. The facility resides in a premium location within Los Angeles and includes coveted licenses which are in limited supply from the county.

A court-appointed Monitor is undertaking the process of determining the value of the 49% of profits and proceeds from 2017 forward that Farmhouse is entitled to in addition to the 10% prejudgment interest. The Monitor’s report is expected to be completed by the end of Q4 2021.

About Farmhouse, Inc.

The Company is a holding company with multiple divisions, including the WeedClub® Platform, a professional social network platform to the regulated cannabis industry, that enables cannabis and hemp professionals to connect, discover products and services and scale their businesses. Within the WeedClub® Platform, members utilize an increasing set of technology-based tools for discovering professional connections and information. The Company believes it has established itself as the trusted brand to connect the industry through the WeedClub® Platform and its @420 Twitter handle. Through its wholly owned subsidiary, the Company owns a 49% equity interest in a Los Angeles-based multi-licensed cannabis retail dispensary, grow, manufacturer and distributor.

Forward Looking Statements

The Company cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on our current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation: the fitness of our product for a particular application or market, the expectations of future revenue growth may not be realized, ongoing demand for our software products and related services, the impact of global pandemics (including COVID-19) on the demand for our products and services; and other risks described in prior press releases and in our filings with the Securities and Exchange Commission (SEC), including in our Form 10-K for the year ending December 31, 2020 and any subsequent filings with the SEC. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact Information

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